Exhibit 99.1

FOR IMMEDIATE RELEASE - March 10, 2004

BREA, CA, March 10, 2004 -- Krystal Digital Corporation (OTC BB: KDGCE) (the "Company") announced today that on February 29, 2004 its Board unanimously adopted and shareholders holding a majority of the Common Stock approved a resolution authorizing and approving a Mutual Termination Agreement (the "Agreement") pursuant to which the merger by and between the Company, Shecom Acquisition Corporation and Shecom Corporation will be rescinded.

The Board and such shareholders believe that it is in the best interests of the Company and its shareholders to terminate and rescind the merger because Shecom is unable to produce audited financial statements which has resulted in the Company's inability to comply with the Commission's requirements for reporting entities. Specifically, due to Shecom's inability to produce audited financial statement, the Company has been unable to provide the financial statements required to complete it Current Report on Form 8-K or to provide financial statements for its Quarterly Reports on Form 10-Q.

The Agreement provides that each party will release and discharge the other from any and all claims, actions and liabilities arising from or in connection with the Plan and Agreement of Reorganization, the events leading up to and including the termination and rescission of the merger as well as any and all claims arising from the Agreement.

The Agreement will become effective (the "Effective Date") 20 days after the date that the Company's Information Statement is mailed to the record holders of its common stock, which is expected to be on or about April 12, 2004. On the Effective Date, the Shareholders will tender to the Company the shares received by them pursuant to the merger and the Company will deliver to the Shareholders the shares they received in the merger. Thereafter, the Company will no longer have any ownership interest in Shecom, which will then be 100% owned by the Shareholders and the Shareholders will no longer have any ownership interest in the Company. The Company will cancel the shares tendered to it upon receipt. Immediately after the effective date the Company will change its name to Sunningdale, Inc.

The Company has filed a Form 8-K with the Securities and Exchange Commission which describes the terms of the Mutual Termination Agreement. For more information, see the public filings made by Krystal Digital Corporation at www.sec.gov

Contact: Phillip G. Trad, President

                  Krystal Digital Corporation
                  925 West Lambert Road, Suite A
                  Brea, CA  92821
                  Telephone: (714) 990-3541

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the 8-K to be filed in connection with the acquisition discussed above, which outlines risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.